Exhibit 99.3

YEŞIL GLOBAL ENERJI A.Ş.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(As adopted by the resolution of Board of Directors dated _________, 2026, numbered 2026/______)

The responsibilities and powers of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Yeşil Global Enerji A.Ş. (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Committee takes action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

The Committee is established to help ensure that the Board is properly constituted to meet its fiduciary obligations to shareholders and the Company and that the Company has and follows appropriate corporate governance practices and standards.

II.	COMMITTEE MEMBERSHIP

The Committee will consist of at least two members of the Board. The members of the Committee shall be appointed by and serve at the discretion of the Board. Each member shall meet the independence and experience requirements and standards established from time to time to time by the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time.

The Board shall elect the members of the Committee at the first Board meeting practicable and may make changes from time to time pursuant to the provisions below. The members of the Committee shall serve until their successors are appointed and qualified. Unless a chairman of the Committee (the “Chairman”) is elected by the Board or by a majority of the members of the Committee, no chairman of the Committee shall be designated. If appointed by the Board or the members of the Committee, the Chairman shall be a member of the Committee and, if present, shall preside at each meeting of the Committee. The Chairman shall perform such duties as may from time to time be assigned to the Chairman by the Committee or the Board.

A Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified. The Board shall have the power at any time to fill vacancies in the Committee, subject to such new member(s) satisfying the above requirements.

III.	MEETINGS AND COMMITTEE ACTION

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than annually. Meetings of the Committee shall be called by a majority of the members of the Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Committee members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

A majority of the members of the Committee may establish, consistent with the requirements of this Charter, such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, a majority of the members of the Committee shall appoint as secretary a person who may, but need not, be a member of the Committee. A certificate of the secretary of the Committee or minutes of a meeting of the Committee executed by the secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To the extent it deems necessary or appropriate, the Committee shall perform the following:

Board Composition, Evaluation and Nominating Activities

●	Making recommendations to the Board regarding the size and composition of the Board, establishing procedures for the nomination process and screen and recommending candidates for election to the Board.

●	Recommending for approval by the Board on an annual basis desired qualifications and characteristics for Board membership and with corresponding attributes. Generally, persons to be nominated should (i) have demonstrated notable or significant achievements in business, education or public service; (ii) possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and (iii) have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

Corporate Governance Generally

●	Developing and recommending to the Board a set of corporate governance principles and practices.

●	Reviewing periodically the Company’s corporate governance principles and practices, the Company’s compliance with these principles and practices, and recommend changes, as appropriate.

●	Overseeing the evaluation of the Company’s management.

●	Overseeing, reviewing and reporting to the Board regarding the Company’s succession planning for the senior management and other key employees.

●	Periodically reviewing and reassessing the adequacy and scope of this Charter and the Committee’s established processes and procedures and recommending any proposed changes to the Board for approval.

V.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may, in its sole discretion, recommend to retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for recommending the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee, the expense of which shall be borne by the Company.

VI.	EVALUATION OF THE COMMITTEE

The Committee shall, no less frequently than annually, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner. The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VII.	AMENDMENTS

Any amendment or other modification of this Charter shall be made and approved by the full Board.

VIII.	DISCLOSURE OF CHARTER

If required by the rules of the SEC or the exchange on which the Company’s securities are traded or listed, this Charter, as amended from time to time, shall be made available to the public on the Company’s website.

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While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

To the extent any of the provisions included herein is a description or summary of any applicable law or is intended to recite the provisions of any applicable law, including but not limited to the Turkish Commercial Code, then in the event of any inconsistency, contradiction, or any other conflict between the provisions herein and the provisions of such applicable law, then the provisions of such applicable law shall prevail and supersede and shall be deemed to constitute an integral part of this Charter. In the event that any such provision of applicable law is amended to include any relief or exclusion, then such relief and exclusions shall be deemed to constitute an integral part of this Charter, whether or not such conflict, inconsistency or contradiction arises.